EXHIBIT 99.1

Innotrac Corporation Announces 2012 Fourth Quarter and Year End Results

ATLANTA, GA (March 28, 2013) – Innotrac Corporation (NASDAQ-GM: INOC) announced financial results today for the fourth quarter and year ended December 31, 2012.  The Company reported a 28.6% increase in service revenues to $30.1 million for the quarter versus $23.4 million reported in the comparable period in 2011.  For the year ended December 31, 2012, the Company reported a 25.4% increase in service revenues to $94.0 million from $74.9 million reported in the comparable period in 2011.  The increase in service revenue for both the quarter and year ended December 31, 2012 was primarily due to the addition of new client programs and a net increase in volume from existing clients.

Total revenues, which include service and freight revenue, increased 36.4% to $34.9 million from $25.6 million for the three months ended December 31, 2012 and 2011 respectively and increased 27.2% to $107.7 million from $84.7 million for the year ended December 31, 2012 and 2011 respectively.  Changes in freight revenue have minimal impact on the Company’s operating income since they are billed as pass through expenses with a low markup over cost.

The Company reported net income of $1.5 million, or $0.11 per share, fully diluted, for the three months ended December 31, 2012, versus net income of $294,000, or $0.02 per share in the comparable period of 2011.  For the year ended December 31, 2012, the Company reported net income of $3.5 million, or $0.27 per share, fully diluted, versus a net loss of $1.5 million, or ($0.12) per share in the comparable period of 2011.

“We continue to be pleased with the momentum the business is showing.  As our ‘best-in-breed’ model continues to gain market share our sales pipeline remains strong.  This past year we enjoyed both solid organic growth from our existing client base along with additional volume from several new premier brands.  Our overhead has been structured to handle higher volumes and as we have continued to produce incremental revenue, we have been able to realize increased profits.  We expect to add several new brands during 2013 that fit within our current footprint which should allow us to continue to push our business forward,” said Scott Dorfman, Innotrac’s CEO.

“Our balance sheet remains strong. We ended the year with a $4.0 million cash balance and no advance on our line of credit.  We were pleased to be able to operate during our most demanding quarter, using internal cash for the increase in working capital required to support our strong holiday season and continued growth,” said Steve Keaveney, CFO.

Innotrac
Innotrac Corporation (NASDAQ INOC), founded in 1984 and based near Atlanta, Georgia, is a best-of-breed commerce provider integrating digital technology, fulfillment and contact center solutions to support global brands.  The Company employs sophisticated order processing and warehouse management technology and operates eight fulfillment centers and one call center spanning all time zones across the continental United States.  Innotrac Europe GmbH has a network of fulfillment centers, call centers, and returns processing facilities with operations in the UK, Germany, France, Denmark, Sweden, Poland, Austria, Italy, Switzerland, Ireland, Spain and the Netherlands. Connect with Innotrac at www.innotrac.com or http://www.linkedin.com/company/innotrac.

Information contained in this press release, other than historical information, may be considered forward-looking in nature.  Forward-looking statements in this release include statements relating to future events and developments, as well as management’s expectations, beliefs, plans, estimates and projections relating to the future.  Forward-looking statements are subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected.  Among the key factors that may have a direct bearing on Innotrac’s operating results, performance or financial condition are competition, the demand for Innotrac’s services, Innotrac’s ability to retain its current clients, Innotrac’s success in developing new business, Innotrac’s ability to maintain or improve gross margins in the face of increasing revenues and pricing pressures, realization of expected revenues from new clients, the general state of the  industries that the Company serves, changing technologies, and numerous other factors discussed in Innotrac’s 2011 Annual Report on Form 10-K and other filings on file with the Securities and Exchange Commission.  Innotrac disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of new information, future events or otherwise.

Contact

Steve Keaveney
Chief Financial Officer
678-584-4020
skeaveney@innotrac.com

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INNOTRAC CORPORATION
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	(Unaudited)		(Unaudited)
	2012	2011	2012	2011
Service revenue	$30,149	$23,444	$94,006	$74,943
Freight revenue	4,735	2,140	13,688	9,741
Total revenue	34,884	25,584	107,694	84,684

Cost of service revenues	16,787	12,703	47,113	36,211
Freight expense	4,511	2,085	13,150	9,642
Selling, general and
administrative expenses	11,035	9,611	39,966	36,802
Depreciation and amortization	988	842	3,699	3,380
Total operating expenses	33,321	25,241	103,928	86,035
Operating income (loss)	1,563	343	3,766	(1,351)
Interest expense	80	48	292	186
Other expense	(1)	1	(1)	3
Total other expense	79	49	291	189
Income (loss) before income taxes and noncontrolling interest in net loss	1,484	294	3,475	(1,540)
Income tax	-	-	-	-
Noncontrolling interest in net loss	1	-	1	2
Net income (loss) attributable to Innotrac	$1,485	$294	$3,476	$(1,538)

Earnings per share:
Basic	$0.11	$0.02	$0.27	$(0.12)
Diluted	$0.11	$0.02	$0.27	$(0.12)

Weighted average shares
outstanding:
Basic	13,170	13,035	13,063	12,940
Diluted	13,170	13,035	13,063	12,940

INNOTRAC CORPORATION
Condensed Consolidated Balance Sheets
(in thousands)

	December 31, 2012	December 31, 2011
ASSETS	(Unaudited)
Current Assets:
Cash	$4,005	$3,283
Accounts receivable (net of allowance for doubtful accounts of $136 at December 31, 2012 and $97 at December 31, 2011)	23,216	16,977
Inventory	740	743
Prepaid expenses and other	1,107	1,066
Total current assets	29,068	22,069

Property and equipment, net	13,843	11,173
Other assets, net	1,281	1,100
Total assets	$44,192	$34,342

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$10,409	$7,914
Line of credit	-	-
Equipment loan	1,620	-
Accrued expenses and other	6,363	4,484
Total current liabilities	18,392	12,398

Noncurrent Liabilities:
Other non-current liabilities	2,344	2,128
Total noncurrent liabilities	2,344	2,128

Total shareholders' equity	23,456	19,816
Total liabilities and shareholders' equity	$44,192	$34,342

INNOTRAC CORPORATION
Condensed Consolidated Statements of Cash Flows
(in thousands)

	Twelve Months Ended December 31,
	(Unaudited)
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$3,475	$(1,540)
Adjustments to net income (loss):
Depreciation and amortization	3,699	3,380
Provision for bad debts	49	43
Gain (loss) on disposal of fixed assets	4	(15)
Stock compensation expense-stock options	-	2
Stock compensation expense-restricted stock	164	39
Changes in operating assets and liabilities:
Accounts receivable, gross	(6,288)	(1,741)
Inventory	3	2,883
Prepaid assets and other	(7)	116
Other long-term assets	(68)	10
Accounts payable, accrued expenses and other	4,015	2,040
Other long-term liabilities	(178)	532
Net cash provided by operating activities	4,868	5,749

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(5,292)	(2,389)
Proceeds from disposition of assets	1	26
Net change in noncurrent assets and liabilities	(9)	(10)
Net cash used in investing activities	(5,300)	(2,373)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on equipment loan	1,800	-
Payments on equipment loan	(180)	-
Capital lease payments	(429)	(314)
Contribution from non-controlling interest	-	17
Loan commitment fees	(37)	(34)
Net cash provided by (used in) financing activities	1,154	(331)

Net (decrease) increase in cash	722	3,045
Cash, beginning of period	3,283	238
Cash, end of period	$4,005	$3,283